SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                    Date of Report: July 22, 1997



                         BIOMUNE SYSTEMS, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-11472

         Nevada                                      87-0380088
(State of Incorporation)                     (I.R.S. Employer
                                               Identification No.)

     2401 South Foothill Drive, Salt Lake City, UT       84109
    (Address of principal executive offices)          (Zip Code)


 Registrant's telephone number, including area code:(801) 466-3441


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ITEM 5.  OTHER EVENTS

On July 9, 1997, Biomune Systems, Inc. (the "Company" or the "Registrant") entered into an agreement by which it purchased an option to acquire all of the issued and outstanding shares of the capital stock of Rockwood Investments, Inc., a California corporation doing business as Rockwood Investments, Inc. ("Rockwood"). Under the terms of the option agreement, which has a maximum term of 12 months, the Company may acquire the shares of Rockwood for $5,000,000 cash. The cost of the option is $105,000 per quarter (or an aggregate of $420,000). All option fees paid through the date of the exercise of the option will be credited to the purchase price of the Rockwood shares. The full terms of the transaction are set forth in a written agreement which is filed with this report as an exhibit and which is incorporated herein by this reference. This summary is qualified in its entirety by the written agreement.

In addition to the option agreement, the Company entered into a consulting agreement with Andela Group, Inc., a California corporation ("Andela"), for consulting services to be provided through Ira E. Ritter, age 48, the sole shareholder of Andela and Rockwood ("Ritter"). Under the consulting agreement, Ritter was named President of Biomune effective July 9, 1997. Andela will receive a monthly consulting fee of $15,000 during the one-year term of the consulting agreement. If the option is exercised by the Company and Rockwood is acquired, Ritter will become an employee of the Company at an annual salary of $200,000 and will receive annual bonus and other incentive payments based on a percentage of the increase in net sales, as well as options to acquire 3,000,000 shares of the Company's common stock at a price of $.40 per share.

On July 17, 1997, the Company issued the following press release in connection with this transaction:

Salt Lake City, Utah: July 17, 1997 -- Biomune Systems, Inc. (NASDAQ: BIME) today announced the appointment of its new President, Ira E. Ritter. Mr. Ritter has an extensive history of building successful companies. During the 1970's and 1980's, Mr. Ritter built a publishing empire from inception to having in excess of $50 million per year in sales before selling his company to a Fortune 100 company. Most recently, Mr. Ritter was Vice Chairman of a national food and cosmetic distributor, where he assisted in building sales in excess of $1 billion per year. Mr. Ritter has proven to be successful in marketing and distributing products similar to those produced by Biomune.

In a transaction related to becoming President of Biomune, the company acquired the right to purchase Mr. Ritters [sic] controlling interest in Rockwood, Inc. [sic] a multimillion dollar sales company that distributes over 100 products to health food stores nationwide.
Mr. David Derrick who had been acting as interim president for the past three months will remain on as Chairman and CEO of Biomune, was pleased to have a businessman of Mr. Ritter's caliber and commitment join the Company's management team. "Ira's marketing expertise, distribution contacts and savvy, coupled with the Company's immune enhancing products, should add to the high expectations for the future growth and success of Biomune."

This press release contains certain forward-looking statements about the Company's goals and anticipated future performance. The industry in which the Company proposes to operate is dynamic and intensely competitive, and there are many factors that could cause the forward-looking statements contained herein not to occur or the timing of their occurrence to be delayed. With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve substantial risks and uncertainties, including but not limited to, the results of ongoing nutritional studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products and the competitive environment, availability of raw materials and critical manufacturing equipment and facilities and other risks identified in filings made with the Securities and Exchange Commission.

[End of Press Release.]

The complete terms of the consulting agreement are set forth in the written agreement, filed with this report as an exhibit and by this reference incorporated herein. The foregoing summary is qualified in its entirety by the written agreement.

Item 7.  Financial Statements and Exhibits:

(c)     Exhibits

     10.1  Securities Purchase Agreement between Biomune Systems, Inc. and Ira
           E. Ritter and Rockwood Investments, Inc.

     10.2 Consulting Agreement between Biomune Systems, Inc. and Andela Group, Inc.

                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              BIOMUNE SYSTEMS, INC.
                              (Registrant)

                              By /s/ Michael G. Acton
                              ----------------------------
Date: July 22, 1997           Michael G. Acton
                              Chief Financial Officer and Controller
                              (Principal financial and accounting
                               officer)